EXHIBIT 99.4

QUALITY DISTRIBUTION, LLC

and

QD CAPITAL CORPORATION

Offer To Exchange

9.875% Second-Priority Senior Secured Notes due 2018

(CUSIP No.             )

For Any and All of their Outstanding

9.875% Second-Priority Senior Secured Notes due 2018

(CUSIP No.             and CUSIP No.             )

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                     , 2011 UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration is a Prospectus dated                 , 2011 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal) relating to the offer by Quality Distribution, LLC and QD Capital Corporation (the “Issuers”) to exchange their 9.875% Second-Priority Senior Secured Notes due 2018 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of their outstanding 9.875% Second-Priority Senior Secured Notes due 2018 (the “Existing Notes”) from the holders thereof.

As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Existing Notes, except that the Exchange Notes (i) have been registered under the Securities Act, and therefore will not bear legends restricting their transfer, (ii) are not entitled to registration rights of which the Existing Notes are entitled under the Registration Rights Agreement, dated as of November 3, 2010, among the Issuers, the initial purchasers with respect to the initial issuance of the Existing Notes and the guarantors of the Existing Notes set forth on Annex I thereto (the “Registration Rights Agreement”), and (iii) will not contain certain provisions providing for the payment of additional interest to the holders of the Existing Notes under certain circumstances relating to the registration and consummation of the Exchange Offer.

The enclosed material is being forwarded to you as the beneficial owner of Existing Notes held by us for your account or benefit but not registered in your name. An exchange of any Existing Notes may only be made by us as the registered holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to exchange any or all Existing Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to carefully read the Prospectus and Letter of Transmittal before instructing us to exchange your Existing Notes.

Your instructions to us should be forwarded as promptly as possible to permit us to exchange Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00 p.m., New York City time, on                     , 2011, unless extended. The term “Expiration Date” shall mean 5:00 p.m., New York City time, on                     , 2011, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. A tender of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1. The Issuers will issue a like principal amount of Exchange Notes in exchange for the principal amount of Existing Notes surrendered pursuant to the Exchange Offer, which may be up to all outstanding Existing Notes. The terms of the Exchange Notes are identical in all respects to the Existing Notes, except that the Exchange Notes (i) have been registered under the Securities Act, and therefore will not bear legends restricting their transfer, (ii) are not entitled to registration rights to which the Existing Notes are entitled under the Registration Rights Agreement, and (iii) will not contain certain provisions providing for the payment of additional interest to the holders of the Existing Notes under certain circumstances relating to the registration and consummation of the Exchange Offer.

2. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER — CERTAIN CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

3. The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time on                    , 2011, unless extended.

4. The Issuers have agreed to pay certain expenses related to the Exchange Offer. Transfer taxes incident to the transfer of Existing Notes from the tendering holder to us will be paid by the Issuers, except as provided in the Prospectus and the Letter of Transmittal.

5. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Existing Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

6. If you wish us to tender any or all of your Existing Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Existing Notes held by us and registered in our name for your account or benefit.

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of Quality Distribution, LLC and QD Capital Corporation.

This will instruct you to tender for exchange the aggregate principal amount of Existing Notes indicated below (or, if no aggregate principal amount is indicated below, all Existing Notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of Existing Notes to be tendered for exchange:

$

* I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Existing Notes in the spaces above, all Existing Notes held by you for my (our) account will be tendered for exchange.

Date:
Date:
Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Area Code and Telephone Number	Taxpayer Identification or Social Security No.

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